                               TRIDEX CORPORATION

                 EXHIBIT 21.1 SUBSIDIARIES OF TRIDEX CORPORATION

                                        Jurisdiction of                    Percentage
Name                                     Incorporation         Owner         Owned
----                                     -------------         -----         -----
Allu Realty Trust *                      Massachusetts        Tridex          100%

Cash Bases Incorporated                  Delaware             Tridex          100%

Cash Bases GB, Ltd.                      United Kingdom       Tridex          100%

    Cash Bases (Deutschland) GmbH        Germany            Cash Bases        100%

    Cash Bases Iberica, S.A.             Spain              Cash Bases        80%

Digital Matrix Corporation*              Connecticut          Tridex          100%

Hi-G Canada, Ltd.*                       Canada               Tridex          100%

Hi-G Relais Vertriebs GmbH*              West Germany         Tridex          100%

Hi-G S.A.R.L.*                           France               Tridex          100%

Ithaca Peripherals Incorporated          Delaware             Tridex          100%

    Ithaca Peripherals Limited           United Kingdom       Ithaca          100%

Magnetec Corporation                     Connecticut          Tridex          100%

RIL Corporation*                         Connecticut          Tridex          100%

TDX Corp.*                               Connecticut          Tridex          100%

Transcom Incorporated*                   Maryland             Tridex          100%

Tritel Corporation*                      California           Tridex          100%

Ultimate Technology Corporation          New York             Tridex          100%

*Inactive

                                       83